Exhibit 99.1

                        Press Release dated June 6, 2002



                     IEC Announces Departure of CEO and CFO

                   New York Facility Undergoes Restructuring



     Newark, New York - June 6, 2002 - IEC Electronics Corp. (Nasdaq-SCM: IECE) announced today that it reduced its Newark, New York workforce by 35 percent at the end of May. Chief Executive Officer Thomas W. Lovelock and Chief Financial Officer Richard L. Weiss have both left IEC, electing not to continue in management of the downsized company. Mr. Lovelock is available for consultation with the Company through March 31, 2003.

     W. Barry Gilbert, Chairman of the Board has been appointed acting Chief Executive Officer and Bill R. Anderson, Vice President and General Manager has been appointed Chief Operating Officer.

     IEC's Chairman Barry Gilbert said, "The restructuring has been very difficult, in fact gut-wrenching, for those personally involved. The contract electronics manufacturing industry is recovering slower than we had anticipated when we reduced headcount in March, and in response we have had to reduce the workforce in Newark to make it compatible to the volume of current business in the facility.

     Gilbert continued, "This is a temporary workforce reduction and our goal is to call back employees as sales increase. We have seen some improved activity from our industrial/instrumentation customers, and are encouraged by new opportunities that are turning up in that sector. IEC greatly appreciates the loyalty its customers and employees have shown, and we are firmly determined to take the necessary steps to restore financial stability and profitability."

     Effective June 5, 2002 IEC's shares are being traded on The Nasdaq SmallCap Market.

     IEC is a full service, ISO-9001 and 9002 registered, contract manufacturer employing state-of-the-art production utilizing both surface mount and pin-through-hole technology. IEC offers its customers a wide range of manufacturing and management services, on either a turnkey or consignment basis, including design prototyping, material procurement and control, concurrent engineering services, manufacturing and test engineering support, statistical quality assurance and complete resource management. Information regarding IEC can be found on its web page located at www.iec-electronics.com.

     The foregoing, including the discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, the successful negotiation of extensions to existing financing or the negotiation of new financing on acceptable terms. The Company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2001 Annual Report on Form 10-K and in other filin gs with the Securities and Exchange Commission.

Contact:
Heather Keenan
Marketing Communications Specialist
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com



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